Exhibit 99.1

News Release

Release Date:	Wednesday, September 25, 2013

Release Time:	Immediately

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Announces Quarterly Dividend

Oneida, NY, September 25, 2013 – Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. (the “Company”) (Nasdaq:ONFC), today announced that the Company has declared a quarterly cash dividend of twelve cents ($0.12) per share of the Company’s common stock. The dividend is payable to stockholders of record as of October 8, 2013 and will be paid on October 22, 2013.

Oneida Financial Corp. reported total assets at June 30, 2013 of $698.5 million and stockholders’ equity of $91.2 million. The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and risk management company; Benefit Consulting Group, a human resource consulting and employee benefits administration firm; Oneida Wealth Management, an investment advisory and pension administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties.